C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER AND ANNUAL RESULTS

MINNEAPOLIS, February 7, 2006 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRWD), today reported financial results for the three months and twelve months ended December 31, 2005. As previously reported, all share and per share data is reflective of a two-for-one stock split, effective October 14, 2005.

For the fourth quarter, gross profits increased 30.3 percent to $236.1 million in 2005 from $181.2 million in 2004. Income from operations increased 49.2 percent to $92.6 million in the fourth quarter of 2005 from $62.1 million in the fourth quarter of 2004. Net income increased 50.8 percent to $58.1 million in the fourth quarter of 2005 from $38.6 million in the fourth quarter of 2004. Diluted net income per share increased 50.0 percent to $0.33 per share in the fourth quarter of 2005 from $0.22 per share in the fourth quarter of 2004.

For the twelve months ended December 31, 2005, gross profits increased 33.1 percent to $879.8 million from $661.0 million in 2004. Income from operations increased 46.5 percent to $326.4 million from $222.8 million in 2004. Net income increased 48.2 percent to $203.4 million from $137.3 million in 2004. Diluted net income per share increased 46.8 percent to $1.16 per share from $0.79 per share in 2004.

For the fourth quarter, total Transportation gross profits increased 27.5 percent to $205.9 million in 2005 from $161.5 million in 2004. Our transportation gross profit margin decreased to 15.7 percent in 2005 from 16.0 percent in 2004.

The increase in our truck transportation gross profits of 25.6 percent in the fourth quarter of 2005 was driven by volume growth in truckload and less-than-truckload transactions, offset by a slight decrease in gross profit margins. Tight capacity created opportunities with new and existing customers.

Our intermodal gross profits increase of 7.6 percent in the fourth quarter of 2005 resulted from an increase in gross profit margins, offset by a decrease in volume. Our gross profit margin expanded due to rate increases and the elimination of some lower margin business. Market conditions continued to drive business back to truck in certain lanes, impacting our volumes.

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In our international freight forwarding business, our ocean gross profits increased 66.0 percent and our air gross profits increased 124.3 percent in the fourth quarter of 2005. Excluding the impact of the acquisitions of Bussini Transport S.r.l. ('Bussini') and Hirdes Group Worldwide ('Hirdes'), announced in the third quarter, our ocean gross profits would have increased 46.6 percent and our air gross profits would have decreased 3.2 percent in the fourth quarter of 2005.

Miscellaneous transportation gross profits consist of transportation management fees, customs brokerage fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 31.2 percent in the fourth quarter was driven by increases in our transportation management fees and customs brokerage business. Excluding the impact of the acquisitions of Bussini and Hirdes, our Miscellaneous transportation gross profits increased 23.1 percent.

For the fourth quarter, Sourcing gross profits increased 88.2 percent to $20.3 million in 2005 from $10.8 million in 2004. Excluding the impact of the acquisitions of FoodSource and Epic Roots, announced in the first quarter, our Sourcing gross profits increased 21.3 percent.

For the fourth quarter, Information Services gross profits increased 11.2 percent to $9.9 million in 2005 from $8.9 million in 2004, primarily due to transaction volume growth.

For the quarter, operating expenses increased 20.4 percent to $143.5 million in 2005 from $119.1 million in 2005. As a percentage of gross profits, operating expenses decreased to 60.8 percent in 2005 from 65.7 percent in 2004.

For 2006, we plan to have total capital expenditures of approximately $50 million. Of that, we anticipate approximately $25 million for land and office space expansion for our Eden Prairie headquarters and adjacent branch offices.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 20,000 customers through a network of 196 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 40,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the fourth-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2005 Earnings Conference Call

Wednesday, February 8, 2006 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access:1-800-240-2134

Webcast replay available through February 22, 2006; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on February 11, 2006: 800-405-2236; passcode:11051188#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)
(All share and per share data is reflective of a two-for-one stock split effective October 14, 2005)

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004
Gross Revenues:
Transportation	$ 1,315,479	$ 1,009,866	$4,655,746	$3,597,249
Sourcing	258,168	175,294	995,235	710,807
Information Services	9,850	8,861	37,967	33,482
Total gross revenues	1,583,497	1,194,021	5,688,948	4,341,538
Gross Profits:
Transportation
Truck	178,167	141,856	666,605	501,940
Intermodal	8,655	8,041	31,392	29,960
Ocean	8,770	5,283	29,182	20,558
Air	4,840	2,158	13,321	8,570
Miscellaneous	5,503	4,195	19,824	14,709
Total transportation	205,935	161,533	760,324	575,737
Sourcing	20,297	10,785	81,459	51,772
Information Services	9,850	8,861	37,967	33,482
Total gross profits	236,082	181,179	879,750	660,991

Operating costs and expenses:
Personnel expenses	109,649	89,341	427,311	334,118
Selling, general, and administrative expenses	33,811	29,769	126,078	104,105
Total operating expenses	143,460	119,110	553,389	438,223
Income from operations	92,622	62,069	326,361	222,768

Investment and other income:
Interest income and other	2,039	1,135	6,168	3,116
Nonqualified deferred compensation
investment gain	70	203	224	154
Investment and other income	2,109	1,338	6,392	3,270

Income before provision for income taxes	94,731	63,407	332,753	226,038
Provision for income taxes	36,585	24,852	129,395	88,784
Net income	$ 58,146	$ 38,555	$ 203,358	$ 137,254

Net income per share (basic)	$ 0.34	$ 0.23	$ 1.20	$ 0.81
Net income per share (diluted)	$ 0.33	$ 0.22	$ 1.16	$ 0.79
Weighted average shares outstanding (basic)	169,990	169,086	170,052	169,228
Weighted average shares outstanding (diluted)	175,731	173,526	174,698	173,144
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$ 230,628	$ 166,476
Available-for-sale securities	122,551	121,600
Receivables, net	716,725	544,274
Other current assets	14,877	13,637
Total current assets	1,084,781	845,987

Property and equipment, net	60,721	51,122
Intangible and other assets	249,566	183,587
	$ 1,395,068	$ 1,080,696

Liabilities and stockholders' investment
Current liabilities
Accounts payable and outstanding checks	$ 473,882	$ 358,929
Accrued compensation	94,333	60,261
Other accrued expenses	44,268	33,629
Total current liabilities	612,483	452,819

Long term liabilities:
Deferred tax liability	1,469	4,153
Nonqualified deferred compensation obligation	1,079	2,868
Total long term liabilities	2,548	7,021
Total liabilities	615,031	459,840

Total stockholders' investment	780,037	620,856
	$ 1,395,068	$ 1,080,696

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except operational data)
	Twelve months ended December 31,

	2005	2004
Operating activities:
Net income	$ 203,358	$ 137,254
Depreciation and amortization	18,500	11,814
Other non-cash expenses, net	41,971	33,303
Net changes in operating elements	(34,741)	(26,430)
Net cash provided by operating activities	229,088	155,941

Investing activities:
Net property additions	(21,824)	(34,741)
Insurance proceeds	-	1,590
Cash paid for acquisitions	(60,153)	(19,112)
Purchases of available-for-sale securities	(114,696)	(70,139)
Sales/maturities of available-for-sale securities	113,747	69,366
Other assets, net	(3,748)	(1,780)
Net cash used for investing activities	(86,674)	(54,816)

Financing activities:
Net repurchases of common stock	(23,293)	(19,120)
Cash dividends	(51,458)	(40,902)
Net cash used for financing activities	(74,751)	(60,022)
Effect of exchange rates on cash	(3,511)	1,960

Net increase in cash and cash equivalents	64,152	43,063
Cash and cash equivalents, beginning of period	166,476	123,413
Cash and cash equivalents, end of period	$ 230,628	$ 166,476

	As of December 31,
	2005	2004
Operational Data:
Employees	5,776	4,806
Branches	196	176

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